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                                                                   EXHIBIT 23.3
The Board of Directors
Huntsman ICI Chemicals LLC

We consent to the inclusion in this Registration Statement on Form S-4 of Huntsman ICI Chemicals LLC of our report dated June 2, 1999 with respect to the combined balance sheets of the Businesses, as defined, as of December 31, 1998 and 1997 and the related profit and loss accounts, cash flow statements and statements of total recognised gains and losses for each of the years in the three year period ended December 31, 1998, which report appears herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG Audit Plc
London
England

August 12, 1999